EXHIBIT 2.1

                           STOCK ACQUISITION AGREEMENT

                                  BY AND AMONG


                              JOHN L. "JACK" RIPLEY


                                AS "STOCKHOLDER",

                          CONSTANT POWER MANUFACTURING
                                  INCORPORATED

                                AS THE "COMPANY"

                                       AND

                         INDUSTRIAL DATA SYSTEMS, CORP.

                         AS THE "ACQUIRING CORPORATION"



                         EFFECTIVE DATE: MARCH 25, 1998

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                           STOCK ACQUISITION AGREEMENT
                                      INDEX


                                    ARTICLE I
                                    ---------
                           DEFINITIONS

1.1         DEFINED TERMS
1.2         OTHER DEFINED TERMS
1.3         REFERENCES

                                   ARTICLE II
                                   ----------
                             EFFECT OF THE AGREEMENT

2.1         EXCHANGE OF STOCK
2.2         EFFECT

                                   ARTICLE III
                                   -----------
                                     CLOSING

3.1         CLOSING
3.2         DOCUMENTS TO BE DELIVERED

                                   ARTICLE IV
                                   ----------
                         REPRESENTATIONS AND WARRANTIES

4.1         ORGANIZATION OF THE COMPANY
4.2         AUTHORIZATION
4.3         SUBSIDIARIES
4.4         ABSENCE OF CERTAIN CHANGES OR EVENTS
4.5         TITLE TO ASSETS, ETC.
4.6         CONDITION OF TANGIBLE ASSETS
4.7         CONTRACTS AND COMMITMENTS
4.8         NO CONFLICT OR VIOLATION
4.9         CONSENTS AND APPROVALS
4.10        FINANCIAL STATEMENTS
4.11        LITIGATION
4.12        LABOR MATTERS
4.13        LIABILITIES
4.14        COMPLIANCE WITH LAW
4.15        NO BROKERS
4.16        NO OTHER AGREEMENTS TO SELL THE ASSETS
                 OR THE COMPANY
4.17        PROPRIETARY RIGHTS
4.18        EMPLOYEE AGREEMENTS AND BENEFITS
4.19        TRANSACTIONS WITH CERTAIN PERSONS
4.20        TAX MATTERS

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4.21        SEVERANCE ARRANGEMENTS
4.22        INSURANCE
4.23        ACCOUNTS RECEIVABLE
4.24        INVENTORIES
4.25        PURCHASE COMMITMENTS AND OUTSTANDING  BID
4.26        PAYMENTS
4.27        CUSTOMERS AND SUPPLIERS
4.28        ENVIRONMENTAL AND SAFETY COMPLIANCE
4.29        MATERIAL MISSTATEMENTS OR OMISSIONS
4.30        BUSINESS OF THE COMPANY

                                    ARTICLE V
                                    ---------
                REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

5.1         ORGANIZATION OF STOCKHOLDERS
5.2         AUTHORIZATION
5.3         CONTRACTS AND COMMITMENTS
5.4         CONSENTS AND APPROVALS
5.5         NO BROKERS
5.6         NO OTHER AGREEMENTS TO SELL THE ASSETS OR THE COMPANY
5.7         TRANSACTIONS WITH CERTAIN PERSONS
5.8         MATERIAL MISSTATEMENTS OR OMISSIONS

                                   ARTICLE VI
                                   ----------
            REPRESENTATIONS AND WARRANTIES OF ACQUIRING CORPORATION

6.1         ORGANIZATION OF ACQUIRING CORPORATION
6.2         AUTHORIZATION
6.3         CONSENTS AND APPROVALS
6.4         NO BROKERS
6.5         NO CONFLICT OR VIOLATION
6.6         LITIGATION
6.7         COMPLIANCE WITH LAW
6.8         MATERIAL MISSTATEMENTS OR OMISSIONS

                                   ARTICLE VII
                                   -----------
                       ACTIONS BY STOCKHOLDER, THE COMPANY
                  ACQUIRING CORPORATION PRIOR TO THE CLOSING

7.1         MAINTENANCE OF BUSINESS
7.2         CERTAIN PROHIBITED TRANSACTIONS
7.3         INVESTIGATION BY ACQUIRING CORPORATION
7.4         CONSENTS AND BEST EFFORTS
7.5         NOTIFICATION OF CERTAIN MATTERS
7.6         NO MERGERS, CONSOLIDATIONS, SALE OF STOCK, ETC.
7.7         MAINTENANCE OF SHAREHOLDER EQUITY

                                  ARTICLE VIII
                                  ------------
                     CONDITIONS TO STOCKHOLDERS OBLIGATIONS

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8.1         REPRESENTATIONS, WARRANTIES AND  COVENANTS
8.2         CONSENTS
8.3         NO GOVERNMENTAL PROCEEDING OR LITIGATION
8.4         CORPORATE DOCUMENTS

                                   ARTICLE IX
                                   ----------
                CONDITIONS TO ACQUIRING CORPORATIONS OBLIGATION

9.1         REPRESENTATIONS, WARRANTIES AND COVENANTS
9.2         CONSENTS
9.3         NO GOVERNMENTAL PROCEEDING OR LITIGATION
9.4         CERTIFICATE
9.5         CORPORATE DOCUMENTS
9.6         INVESTIGATION
9.7         EMPLOYMENT AGREEMENTS
9.8         ACCOUNTING MATTERS

                                    ARTICLE X
                                    ---------
              ACTIONS BY STOCKHOLDER, THE COMPANY AND ACQUIRING
                          CORPORATION AFTER THE CLOSING

10.1         FURTHER ASSURANCES

                                   ARTICLE XI
                                   ----------
                                 INDEMNIFICATION

11.1         SURVIVAL OF REPRESENTATIONS, ETC.
11.2         INDEMNIFICATION
11.3         INDEMNIFICATION PROCEDURES
11.4         NO RIGHT OF CONTRIBUTION

                                   ARTICLE XII
                                   -----------
                                 SECURITIES LAWS

12.1         ACQUISITION OF INVESTMENT

                                  ARTICLE XIII
                                  ------------
                         STOCKHOLDER'S OPTION TO RESELL
                            TO ACQUIRING CORPORATION

13.1         SALE OPTION OF STOCKHOLDER

                                  MISCELLANEOUS
                                  -------------
14.1         TERMINATION
14.2         ASSIGNMENT
14.3         NOTICES
14.4         CHOICE OF LAW
14.5         ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS
14.6         COUNTERPARTS

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14.7         INVALIDITY
14.8         HEADING
14.9         EXPENSES
14.10        PUBLICITY
14.11        CONFIDENTIAL INFORMATION

                           STOCK ACQUISITION AGREEMENT


      This Agreement is made and entered into effective the 25 day of March, 1998 by and between INDUSTRIAL DATA SYSTEMS CORP., a Nevada Corporation, having its principal place of business in Texas located at 600 Century Place Drive, Building 140, Houston, Texas (hereinafter called the "Acquiring Corporation"); JOHN L. "JACK" RIPLEY, (hereinafter called "Stockholder"); and CONSTANT POWER MANUFACTURING INCORPORATED, (hereinafter called the "Company").

                                    RECITALS

      A. CONSTANT POWER MANUFACTURING INCORPORATED, is a Texas Corporation having its principal place of business located at 16621 West Hardy Road, Houston, Harris County, Texas 77060. The Company is engaged in the business of Manufacturing and Selling of uninterruptable Electrical Power Systems and Electrical Power Conditioning Equipment.

      B. The Company is authorized to issue 1,000,000 shares of common stock. There are 1000 shares of common stock issued and outstanding.

      C. The Acquiring Corporation is authorized to issue 50,000,000 shares of common stock of which 12,723,718 shares are issued and outstanding.

      D. The Stockholder has agreed to accept voting stock of the Acquiring Corporation in exchange for all of his shares of common stock of CONSTANT POWER MANUFACTURING INCORPORATED

                                    ARTICLE I

                                   DEFINITIONS

      1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

      "BALANCE SHEET" shall mean the Consolidated Balance Sheet of the Company as of December 31, 1997 together with the notes thereon prepared in accordance with Company's historical accounting method consistently applied by the Company.

      "BALANCE SHEET DATE" shall mean December 31, 1997.

      "CLOSING BALANCE SHEET" shall mean the Consolidated Balance Sheet of the Company as of the end of the month immediately preceding the Closing Date together with notes thereon prepared in accordance with Company's historical accounting method consistently applied by the Company.

      "CLOSING DATE" shall mean the close of business on March 25, 1998, or such other date as may be mutually agreed upon in writing by Stockholders and Acquiring Corporation.

      "CLOSING FINANCIAL STATEMENTS" shall mean the Closing Balance Sheet, and Consolidated Statements of Income, Cash Flows and Stockholders Equity for the Company for the period since the end of the Company's most recent fiscal year and ending as of the date of the Closing Balance Sheet, together with the notes thereon.

      "CODE" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

      "CONTRACTS" shall mean any of the agreements, contracts, commitments or other documents described in Section 4.7 (a)-(g).

      "DISCLOSURE SCHEDULE" means a schedule executed and delivered by Stockholder or the Company to Acquiring Corporation on or prior to the date hereof which sets forth exceptions to the representations and warranties contained in Article IV and V hereof and certain other information called for by Articles IV and V hereof and other provisions of this Agreement.

      "ENCUMBRANCES" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other rights of third parties.

      "ENVIRONMENTAL LAWS" shall mean all federal, state, and local laws, statutes, ordinances, regulations, and rules, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid) or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants, or other natural resources or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), Resource Conservation & Recovery Act 42 U.S.C. ss.6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. ss.349, 42 U.S.C. ss.201, 300f), Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), Clean Water Act (42 U.S.C. ss.7401 et seq.) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.) ("CERCLA"), or any similar federal, state or local law of similar effect, each as amended.

      "FACILITIES" shall mean the plant, offices, manufacturing facilities, stores, warehouses, administration buildings, etc. and all other real property and related facilities which are owned or leased by the Company.

      "FINANCIAL STATEMENTS" shall mean the Balance Sheet, and Consolidated Statements of Income, Cash Flows and Stockholders Equity for the Company for the period since the end of the Company's most recent fiscal year and ending as of the Balance Sheet Date, together with the notes thereon, previously delivered to Acquiring Corporation and attached hereto as Schedule 1.1.

      "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings machinery and equipment owned or leased by the Company and located in, at or upon the Facilities as of the Balance Sheet Date plus all additions, replacements or deletions since the Balance Sheet Date in the ordinary course of the Company's business.

      "HAZARDOUS SUBSTANCES" shall mean any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

      "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

      "SUBSIDIARIES" shall mean all corporations, partnerships, joint ventures or other entities in which the Company either owns capital stock or is a partner or is in some other manner affiliated through an investment or participation in the equity of such entity.

      1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

      TERM                                SECTION
      ----                                -------
      Action                                4.11
      Assets                                4.5
      Closing                               3.1
      Damages                              11.2

      ERISA                                 4.18
      Handled                               4.28
      Personnel                             4.4
      Plans                                 4.18
      Proprietary Rights                    4.17
      Tax                                   4.20
      Taxpayers                             4.20

      1.3 REFERENCES. As used in this Agreement, unless expressly stated otherwise, references to "knowledge", "known", to the knowledge of", or other similar phrases, mean, with respect to any person, the actual knowledge or reason to have actual knowledge after reasonable independent investigation at the time of execution of this agreement and at the closing.

                                   ARTICLE II

                             EFFECT OF THE AGREEMENT

      2.1 EXCHANGE OF STOCK. In accordance with the terms and conditions herein, Stockholder shall at closing, exchange all of his shares of the Company, representing all of the issued and outstanding shares of the Company for a total of 300,000 shares of common voting stock in the Acquiring Corporation, par value One Cent ($0.01) per share.


      2.2 EFFECT. The transaction contemplated under the terms of this Agreement is intended to qualify as a tax free exchange under Section 368(a)(1)(b) of the Internal Revenue Code. Each party to this agreement has relied solely on the opinion of its counsel as to the qualification of the transaction for a tax free exchange pursuant to IRC 368 (a)(l)(b) Although Acquiring Corporation in no manner guarantees that the transaction will be non-taxable, Acquiring Corporation will make all reasonable efforts necessary to assist Company and Stockholder in making the transaction non-taxable.

                                   ARTICLE III

                                     CLOSING

      3.1 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the Houston office of Acquiring Corporation's counsel unless the parties hereto otherwise agree.

      3.2 DOCUMENTS TO BE DELIVERED. To effect the exchange referred to in
Section 2.1 and the delivery of the consideration described therein, Stockholders and Acquiring Corporation shall, on the Closing Date, deliver the following:

      (a) Stockholders shall deliver to Acquiring Corporation certificate(s) evidencing all of the issued and outstanding shares of the Company, free and clear of any encumbrances of any nature, duly endorsed for transfer to Acquiring Corporation.

      (b) Acquiring Corporation shall deliver to Stockholder a copy of instructions sent to its transfer agent directing the issuance to Stockholder of three hundred thousand (300,000) of the Acquiring Corporation's fully paid non-assessable common voting shares.

      (c) All instruments and documents executed and delivered to Acquiring Corporation pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Acquiring Corporation. All instruments and documents executed and delivered to Stockholder pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Stockholder.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      Except as set forth in the Disclosure Schedules, the Company and Stockholder hereby represent and warrant to Acquiring Corporation as follows:

      4.1   ORGANIZATION OF THE COMPANY.

      (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Texas, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a material adverse effect on the business or financial condition of the Company. Each jurisdiction, if any, in which the Company is qualified to do business as a foreign corporation is listed on the Disclosure Schedule.

      (b) The Company has authorized 1,000,000 shares of Common Voting Stock. The only shares of the Company which have been issued and the current Stockholders of the Company are as follows:

      JACK RIPLEY                                1000 shares

      (c) The company has 2 Directors whose names and titles are as follows:
                  JACK RIPLEY
      MATTIE RIPLEY

      (d) The officers of the Company are as follows:

                  JACK RIPLEY   - PRESIDENT, TREASURER
                   MATTIE RIPLEY - VICE PRESIDENT, SECRETARY

      4.2 AUTHORIZATION. The Company has all necessary corporate power and authority to enter into this agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

      4.3 SUBSIDIARIES.  The Company has no Subsidiaries.

      4.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, there has not been any:

      (a) change in the Company's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes contemplated hereby or changes which have not, individually or in the aggregate, been materially adverse;

      (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents (collectively, "Personnel") whose total compensation for services rendered to the Company is currently at an annual rate of more than $20,000.00, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedule or (iv) new employment agreement to which the Company is a party;

      (c) addition to or modification of the employee benefit plans, arrangements or practices described in the Disclosure Schedule affecting Personnel other than (i) contributions made for most recent year in accordance with the normal practices of the Company or (ii) the extension of coverage to other Personnel who became eligible after the Balance Sheet Date;

      (d) sale, assignment or transfer of any of the assets of the Company, material singularly or in the aggregate, other than in the ordinary course;

      (e) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, whether or not in the ordinary course of business;

      (f) amendment, cancellation or termination of any Contract, license or other instrument material to the Company;

      (g) capital expenditure or the execution of any lease, except building lease or any incurring of liability therefor by Company, involving payments in excess of $5,000.00 in the aggregate;

      (h) failure to repay any material obligation of the Company, except in the ordinary course of business or where such failure would not have a material adverse effect on the business or financial condition of the Company;

      (i) failure to operate the business of the Company in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available to Acquiring Corporation the services of the Personnel, and to preserve for Acquiring Corporation the goodwill of the Company's suppliers, customers and others having business relations with it except where such failure would not have a material adverse effect on the business or financial condition of the Company;

      (j) change in accounting methods or practices by the Company affecting its assets, liabilities or business;

      (k) revaluation by the Company of any of its assets, including without limitation writing off notes or accounts receivable;

      (l) damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company;

      (m) mortgage, pledge or other encumbrances of any assets of the Company, material singularly or in the aggregate, except purchase money mortgages arising in the ordinary course of business;

      (n) declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's equity securities;

      (o) issuance by the Company of, or commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

      (p) indebtedness incurred by the Company for borrowed money or commitment to borrow money entered into by the Company, or loans made or agreed to be made by the Company;

      (q) liabilities involving $5,000.00, except building lease or more except in the ordinary course of business and consistent with past practice, or increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

      (r) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of other liabilities involving $5,000.00 or less singularly and $10,000.00 or less in the aggregate;

      (s) payment to Stockholder by the Company;

      (t) agreement by the Company to do any of the foregoing; or

      (u) other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or event or condition known to the Company (other than matters of general public knowledge relating to general economic conditions or the Company's industry as a whole) which it is reasonable to expect will, in any one case or in the aggregate, materially adversely affect in the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company.

      4.5 TITLE TO ASSETS, ETC. The Company has good and marketable fee simple title to the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date (the "Assets"). None of the Assets are subject to any Encumbrances, except for minor liens which in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business. The Company has in all material respects performed all the obligations required to be performed by it with respect to all Assets leased by it through the date hereof, except where the failure to perform would not have a material adverse effect on the business or financial condition of the Company. The Company enjoys peaceful and undisturbed possession of all Facilities owned or leased by it, and such Facilities are not subject to any Encumbrances, encroachments, building or use restrictions, exceptions, reservations, or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. There are no pending or threatened condemnation proceedings relating to any of the Facilities. The real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by the Company at the Facilities are adequately insured and are structurally sound with no known material defects. None of said improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any affiliate of the Company or third parties. The Assets are valued at or below actual cost less an adequate and proper depreciation charge. The Company has not depreciated any of the Assets on an accelerated basis or in any other manner inconsistent with applicable Internal Revenue Service guidelines, if any.

      4.6 CONDITION OF TANGIBLE ASSETS. The Facilities and Fixtures and Equipment are in good operating condition and repair (except for ordinary wear and tear and any defect the cost of repairing which would not be material), are sufficient for the operation of the Company's business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect, except where the failure to conform would not have a material adverse effect on the business or financial condition of the Company.

      4.7 CONTRACTS AND COMMITMENTS. Except as listed in the Disclosure Schedules 1.2, the Company is not a party to any written or oral:

      (a) commitment, contract, note, loan, evidence of indebtedness, or letter of credit involving any obligation or liability on the part of the Company of more than $10,000.00 and not cancelable (without liability) within 60 days;

      (b) lease of real property;

      (c) lease of personal property involving any annual expense in excess of $10,000.00 and not cancelable (without liability) within 60 days;

      (d) contracts and commitments not otherwise described above or listed in the Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any governmental or regulatory authority) relating to the business of the Company and otherwise materially affecting the Company's business under contracts not in the ordinary course of business;

      (e) material governmental or regulatory licenses or permits required to conduct the business of the Company as presently conducted;

      (f) contracts or agreements containing covenants limiting the freedom of the Company to engage in any line of business or compete with any person; or

      (g) employment contracts, including without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company.

      The Company is not (and, to the best knowledge of the Company, no other party is) in material breach or violation of, or default under any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in (a)-(g) above, the breach or violation of which would have a material adverse effect on the business or financial condition of the Company.

      4.8 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of the Company, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, permit, authorization or concession to which the Company is a party or by which the Assets are bound, which breach or default would have a material adverse effect on the business or financial condition of the Company or its ability to consummate the transactions contemplated hereby, (c) a violation by the Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of the Company or its ability to consummate the transactions contemplated hereby, or (d) an imposition of any material Encumbrance, restriction or charge on the business of the Company or on any of the Assets.

      4.9 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      4.10 FINANCIAL STATEMENTS. Stockholder has heretofore delivered to Acquiring Corporation the Financial Statements. Except as otherwise set forth therein, the Financial Statements are complete, are in accordance with the books and records of the Company, accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby in accordance with COMPANY'S HISTORICAL ACCOUNTING METHOD consistently applied, and contain and reflect all necessary adjustments for a fair representation of the Financial Statements as of the date and for the period covered thereby.

      4.11 LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to the knowledge of the Company, threatened or anticipated against, relating to or affecting (i) the Company, (ii) any benefit plan for Personnel or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or the business or activities of the Company. There is not a reasonable likelihood of an adverse determination of any pending Actions which would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company.

      4.12 LABOR MATTERS. The Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association. The Company has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. The Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the Company's activities, and the Company has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against the Company nor is any grievance currently being asserted; and the Company has not experienced a work stoppage or other labor difficulty.

      4.13 LIABILITIES. The Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and reserved on the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date that individually or in the aggregate are not material, and (iii) liabilities arising under Contracts, letters of credit, purchase orders, licenses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule or which are of the type described in Section 4.7 but which because of the dollar amount or other qualifications are not required to be listed in the Disclosure Schedule.

      4.14 COMPLIANCE WITH LAW. The Company and the conduct of its business are in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local, except where the failure to comply would not have a material adverse effect on the business or financial condition of the Company. The Company has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a material adverse effect on the business or financial condition of the Company, and the Company has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, in any one case or in the aggregate, have a material adverse effect on the business or financial condition of the Company.

      4.15 NO BROKERS. Neither Stockholder, the Company or any affiliate of the Company has entered into or will enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Acquiring Corporation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      4.16 NO OTHER AGREEMENTS TO SELL THE ASSETS OR THE COMPANY. Neither Stockholder nor the Company has any legal obligation, absolute or contingent, to any other person or firm to sell the Assets, to sell any capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

      4.17 PROPRIETARY RIGHTS. All of the Company's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the Company's patents and copyrights and all pending applications therefor; all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered (collectively, "Proprietary Rights") are listed in the Disclosure Schedule 1.3. The Proprietary Rights listed in the Disclosure Schedule are in all material respects all those used in the business of the Company. No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by the Company, and no person otherwise has a right to receive a royalty or similar payment in respect of any such Proprietary Rights. The Company has no licenses granted by or to it or no other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. The Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by the Company that are presently outstanding alleging that the Company's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

      4.18  EMPLOYEE AGREEMENTS AND BENEFITS.

      (a) Except as set forth on the Disclosure Schedule 1.4, no employee of the Company is a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, pension, profit sharing, or other personnel arrangement, any employee termination or severance arrangements, and the employment by the Company of any person (whether or not there is a written employment contract) can be terminated for any reason whatsoever not inconsistent with current law, without penalty or liability of any kind other than accrued vacation pay.

      (b) The Company does not contribute to any multi-employer pension plan, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Company is not subject to any claims, whether fixed or contingent, for withdrawal liability relating to any such multi-employer plan.

      (c) The Company has complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and no person has asserted that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

      (d) The employee pension benefit plans and welfare benefit plans listed in the Disclosure Schedule (collectively, the "Plans"), constitute all such Plans in which any employees of the Company participate and have been operated in all material respects in compliance with the Code and with ERISA since ERISA became applicable with respect thereto. The Company shall make available to Acquiring Corporation true and correct copies of all such Plans, trust agreements with respect to such Plans, all determination letters with respect thereto, insurance contracts, administrative servicing agreements and other agreements relating to the Plans and the most recent annual reports filed with the United States Department of Labor and/or the Internal Revenue Service by the Company with respect thereto. None of the Plans nor any of their respective related trusts have been terminated, and there has been no "reportable event", as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Plans nor their respective related trusts have incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Plans are the only employee benefit plans covering employees of the Company.

      4.19 TRANSACTIONS WITH CERTAIN PERSONS. Neither any officer, director or employee of the Company nor any member of any such person's immediate family is presently a party to any material transaction with the Company relating to the Company's business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

      4.20 TAX MATTERS. The Company, any predecessor of the Company and all members for income tax purposes of any affiliated group of corporations of which the Company or any such predecessor corporation is or has been a member (hereinafter referred to collectively as the "Taxpayers") have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports. The Taxpayers have paid in full all taxes required to be paid by such Taxpayers before such payment became delinquent. The Company has made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

      The consolidated federal income tax returns of the Company and the federal income tax returns of each Subsidiary of the Company whose results of operations are not consolidated in the federal income tax returns of the Company, have been timely filed with the Internal Revenue Service for all periods to and including those expressly set forth in the Disclosure Schedule, and except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled, and no issue has been raised by the Internal Revenue Service in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no audits known by the Company to be pending on the Company's tax returns, and there are no claims which have been or may be asserted relating to any of the Company's tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency. There have been no waivers of statutes of limitations by the Company.

      None of the Taxpayers have filed a statement under Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's assets or property, no property of the Company is property which Acquiring Corporation or the Company is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code. The Company is not a party to any tax-sharing agreement or similar arrangement with any other party.

      For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax."

      4.21 SEVERANCE ARRANGEMENTS. The Company has not, except to the extent that such arrangements have been made with Jack Ripley in the Employment Agreement attached hereto as Exhibit `A', entered into any severance or similar arrangement in respect of any present or former Personnel that will result in any obligation (absolute or contingent) of Acquiring Corporation or the Company to make any payment to any present or former Personnel following termination of employment.

      4.22 INSURANCE. The Disclosure Schedule 1.6 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance maintained by the Company on its business, property or Personnel. All of such policies are sufficient for compliance with all requirements of law and of all Contracts to which the Company is a party. The Company is not in default under any of such policies or binders, and the Company has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date.

      4.23 ACCOUNTS RECEIVABLE. The accounts receivable reflected in the Balance Sheet Schedule 1.7, and all accounts receivable ensuing since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of offset and are fully collectible in the ordinary course of business without cost to Acquiring Corporation in collection efforts therefor except, in the case of accounts receivable shown on the Balance Sheet, to the extent of the appropriate reserves set forth on the Balance Sheet, and, in the case of accounts receivable arising since the Balance Sheet Date, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than percent (4%) higher than that reflected by the reserve for bad debts on the Balance Sheet.

      4.24 INVENTORIES. The values at which inventories are shown on the Balance Sheet have been determined in accordance with the normal valuation policy of the Company, consistently applied and in accordance with Company's historical accounting method. The inventories (and items of inventory acquired or manufactured subsequent to the Balance Sheet Date) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided.

      4.25 PURCHASE COMMITMENTS AND OUTSTANDING BIDS. As of the date of this Agreement, the aggregate of all accepted and unfulfilled orders for the sale of merchandise entered into by the Company does not exceed $ 1,000,000, and the aggregate of all Contracts or commitments for the purchase of supplies by it does not exceed $ 1,000,000, all of which orders, Contracts and commitments were made in the ordinary course of business. As of the date of this Agreement, there are no claims against the Company to return in excess of an aggregate of $ 10,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be refundable. No outstanding purchase or outstanding lease commitment of the Company presently is in excess of the normal, ordinary and usual requirements of its business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Company's business. There is no outstanding bid, proposal, Contract or unfilled order of the Company which when or would, if accepted, have a material adverse effect, individually or in the aggregate, on the business or financial condition of the Company.

      4.26 PAYMENTS. The Company has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and the Company has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

      4.27 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule contains a complete and accurate list of (i) the ten (10) largest customers of the Company in terms of sales during the Company's last fiscal year, showing the approximate total sales by the Company to each such customer during such fiscal year; (ii) the ten
(10) largest suppliers of the Company in terms of purchases during the Company's last fiscal year, showing the approximate total purchases by the Company from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any customer or supplier named in the Disclosure Schedule which is material to the business or financial condition of the Company.

      4.28 ENVIRONMENTAL AND SAFETY COMPLIANCE. There are no present or past Environmental Conditions in any way relating to the Facilities. The Company did not cause or contribute to, nor did the Company negligently permit a third party to cause or contribute to, any Environmental Condition in any way relating to the Facilities. For purposes of this Agreement, "Environmental Condition" means any environmental pollution, including, without limitation, any contaminant, irritant or pollutant, from any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever or any exposure of any type in any work places or to any medium, including, without limitation, air, land, surface waters or groundwaters, or from any generation, transportation, treatment, discharge, handling, storage or disposal of Hazardous Substances used, generated, transported, treated, discharged, stored or disposed of (in any case, "Handled"), except in all cases in the ordinary course of the operations or business of the Company and in accordance in all material respects with all Environmental Laws relating thereto.

      Without limiting the generality of the foregoing, neither (i) the operations of the Company, nor (ii) the collection, distribution or sale of the processes, results or products of the Company, violates or has violated any Environmental Law. The Company has timely obtained all licenses and permits and timely filed all reports required to be filed under any Environmental Laws. The Company has not Handled any Hazardous Substances on, beneath or about any of the Facilities, except for Hazardous Substances reasonably necessary to the business of the Company (which Hazardous Substances, if any, were Handled, in compliance with Environmental Laws). The Company has not received any notice from any governmental agency or private or public entity advising the Company that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances. The Company has not buried, dumped, released or otherwise disposed of any Hazardous Substances, on, beneath or about any of the Facilities or on, beneath or about any other property used in the business of the Company. The Company has not received notice of any violation of any Environmental Law or other zoning or land use ordinance, law or regulation relating to the business or operations of the Company, or any of the processes followed, results obtained or products made by the Company.

      4.29 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Acquiring Corporation pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Company has disclosed all events, conditions and facts materially affecting the business, prospects and financial condition of the Company.

      4.30 BUSINESS OF THE COMPANY. As of the Closing Date, the Company shall only be engaged in the Manufacturing and Selling of uninterruptable Electrical Power Systems and Electrical Power Conditioning Equipment, and the only assets and liabilities retained by the Company as of such date shall be related to the Manufacturing and Selling of uninterruptable Electrical Power Systems and Electrical Power Conditioning Equipment, including, without limitation, accounts receivable, inventory, tangible personal property, leased property, contractual rights, records (customer and production related), government licenses, permits and approvals, and trade name of the Company.

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

      Except as otherwise set forth in the Disclosure Schedule, Stockholder hereby represents and warrants to Acquiring Corporation as follows:

      5.1 ORGANIZATION OF STOCKHOLDERS. JACK RIPLEY is the owner of record and beneficially of all of the issued and outstanding Stock free and clear of all encumbrances, and upon transfer pursuant to this Agreement, Acquiring Corporation will own shares representing 100% of the Company's issued and outstanding capital stock free and clear of all encumbrances.

      5.2 AUTHORIZATION. Stockholder has all necessary power and authority to enter into this Agreement and has taken all action necessary to consummate the transactions contemplated hereby and to perform his respective obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and is a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms.

      5.3 CONTRACTS AND COMMITMENTS. Stockholder is not a party to any written or oral commitment, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit or other agreement involving any obligation or liability on the part of the Company or relating to the business of the Company and otherwise materially affecting the Company's business not otherwise listed in the Disclosure Schedule.

      Stockholder and the Company is not (and to the best knowledge of Stockholder, no other party is) in material breach or violation of, or default under any of the contracts or other instruments, obligations, evidences of indebtedness or commitments set forth in the Disclosure Schedule, the breach or violation of which would have a material adverse effect on the business or financial condition of the Company.

      5.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Stockholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      5.5 NO BROKERS. Stockholder has not entered and will not enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Acquiring Corporation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      5.6 NO OTHER AGREEMENTS TO SELL THE ASSETS OR THE COMPANY. Stockholder does not have any legal obligation, absolute or contingent, to any other person or firm to sell the Assets, to sell any capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

      5.7 TRANSACTIONS WITH CERTAIN PERSONS. To the knowledge of Stockholder, no officer, director or employee of Stockholder nor any member of any such person's immediate family is presently a party to any material transaction with the Company relating to the Company's business, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of Stockholder) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

      5.8 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by Stockholder, in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Acquiring Corporation pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF ACQUIRING CORPORATION

      Acquiring Corporation hereby represents and warrants to Stockholder as follows:

      6.1 ORGANIZATION OF ACQUIRING CORPORATION. Acquiring Corporation is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business and to own and lease its properties.

      6.2 AUTHORIZATION. Acquiring Corporation has all necessary corporate authority to enter into this Agreement and has taken all necessary corporate action to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Acquiring Corporation and is a valid and binding obligation of Acquiring Corporation enforceable against it in accordance with its terms.

      6.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Acquiring Corporation in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      6.4 NO BROKERS. Neither Acquiring Corporation nor any affiliate of Acquiring Corporation has entered into or will enter into any agreement, arrangement or understanding with any person or firm in which will result in the obligation of Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      6.5 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Acquiring Corporation, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Acquiring Corporation is a party which breach or default would have a material adverse effect on the business or financial condition of Acquiring Corporation or its ability to consummate the transactions contemplated hereby or
(c) a violation by Acquiring Corporation of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Acquiring Corporation or its ability to consummate the transactions contemplated hereby.

      6.6 LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to the knowledge of the Acquiring Corporation, threatened or anticipated against, relating to or affecting (i) the Acquiring Corporation, (ii) any benefit plan for Personnel or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement. The Acquiring Corporation is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Acquiring Corporation or the business or activities of the Acquiring Corporation. There is not a reasonable likelihood of an adverse determination of any pending Actions which would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Acquiring Corporation.

      6.7 COMPLIANCE WITH LAW. The Acquiring Corporation and the conduct of its business are in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local, except where the failure to comply would not have a material adverse effect on the business or financial condition of the Acquiring Corporation. The Acquiring Corporation has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a material adverse effect on the business or financial condition of the Acquiring Corporation, and the Acquiring Corporation has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, in any one case or in the aggregate, have a material adverse effect on the business or financial condition of the Acquiring Corporation.

      6.8 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by the Acquiring Corporation in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Stockholder pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Acquiring Corporation's annual report has disclosed all events, conditions and facts materially affecting the business, prospects and financial condition of the Acquiring Corporation.


                                   ARTICLE VII

                    ACTIONS BY STOCKHOLDER, THE COMPANY AND
                  ACQUIRING CORPORATION PRIOR TO THE CLOSING

      Stockholder, the Company and Acquiring Corporation covenant as follows for the period from the date hereof through the Closing Date:

      7.1 MAINTENANCE OF BUSINESS. The company shall diligently carry on its business in the ordinary course consistent with past practice. In conjunction herewith, it is agreed that Jack Ripley shall remain as President of the Company and shall have the authority and responsibility of cash flow management.

      7.2 CERTAIN PROHIBITED TRANSACTIONS. The Company shall not without the prior written approval of Acquiring Corporation and Stockholder:

      (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

      (b) issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities;

      (c) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to capital stock;

      (d)   make any change to its Certificate of Incorporation or bylaws;

      (e) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

      (f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

      (g) enter into or terminate any material contract or agreement, or make any material change in any of its leases and Contracts, other than in the ordinary course of business and consistent with past practice; or

      (h) engage in any business other than the type it currently conducts; or

      (i) do any other act which would cause any representation or warranty of Acquiring Corporation and the Company in this Agreement to be or become untrue in any material respect.

      7.3 INVESTIGATION BY ACQUIRING CORPORATION. Stockholder and the Company shall allow Acquiring Corporation during regular business hours through Acquiring Corporation's employees, agents and representatives, to make such investigation of the business, properties, books and records of the Company, and to conduct such examination of the condition of the Company, as Acquiring Corporations deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of Stockholder and the Company hereunder. Stockholder and the Company shall allow Acquiring Corporation to contact the Company's vendors, customers and any other person having business dealings with the Company. Acquiring Company's investigation shall be done in such a manner that it does not interfere with the Company's business operations.

      7.4 CONSENTS AND BEST EFFORTS. Stockholder and the Company will, as soon as possible, commence to take all action required to obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of all of the Stock, and Acquiring Corporation shall cooperate with Stockholder with respect thereto; provided, however, that Acquiring Corporation shall not be required to agree to any unfavorable modification of any existing contract or agreement in order to obtain such consent. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

      7.5 NOTIFICATION OF CERTAIN MATTERS. Stockholder shall give prompt notice to Acquiring Corporation, and Acquiring Corporation shall give prompt notice to Stockholder, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of Stockholder, the Company or Acquiring Corporation, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy same.

      7.6 NO MERGERS, CONSOLIDATIONS, SALE OF STOCK, ETC. The Company and Stockholder will not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Stock, the merger of the Company with, or the direct or indirect disposition of a significant amount of the Company's assets or business to any person other than Acquiring Corporation or its affiliates or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction. In the event that the Company or Stockholder receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Company or Stockholder will provide Acquiring Corporation with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party.


                                  ARTICLE VIII

                    CONDITIONS TO STOCKHOLDERS' OBLIGATIONS

      The obligations of Stockholder to transfer the Stock to Acquiring Corporation on the Closing Date are subject, in the discretion of Stockholder, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

      8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Acquiring Corporation contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Acquiring Corporation shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

      8.2 CONSENTS. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Stockholders to transfer the Stock to Acquiring Corporation as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Stockholder.

      8.3 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage Stockholder if the transactions contemplated hereunder are consummated.

      8.4 CORPORATE DOCUMENTS. Stockholder shall have received from Acquiring Corporation resolutions adopted by the Board of Directors of Acquiring Corporation approving this Agreement and the transactions contemplated hereby, certified by Acquiring Corporation's corporate secretary.

                                   ARTICLE IX

               CONDITIONS TO ACQUIRING CORPORATION'S OBLIGATIONS

      The obligations of Acquiring Corporation to purchase the Stock as provided hereby are subject, in the discretion of Acquiring Corporation, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

      9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Stockholder and the Company contained in this Agreement shall be true and correct as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Stockholder and the Company shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to Acquiring Corporation certificates from each of the Stockholder and the Company (signed by the President or a Vice President of the Company and Stockholder) to the foregoing effect.

      9.2 CONSENTS. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Stockholder to transfer the Stock to Acquiring Corporation as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Acquiring Corporation.

      9.3 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially and adversely to affect the value of the Stock or business of the Company.

      9.4 CERTIFICATES. The Company shall furnish Acquiring Corporation with such certificates of the respective officers of the Company and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Acquiring Corporation.

      9.5 CORPORATE DOCUMENTS. Acquiring Corporation shall have also received the corporate minute books, Certificates of Incorporation, Bylaws and stock transfer books of the Company.

      9.6 INVESTIGATION. Acquiring Corporation or its Representatives shall have investigated the Company's properties (including without limitation, an environment audit), business, books and records, and in Acquiring Corporation's sole discretion, Acquiring Corporation shall be satisfied on the basis of such investigation that the representations and warranties of Stockholder and the Company made pursuant to this Agreement are accurate and complete.

      9.7 EMPLOYMENT AGREEMENTS. Stockholder shall execute and deliver to Company on or before closing an Employment Agreement in a form substantially the same as attached hereto as Exhibit A. Company and R. Tilden Smith shall enter into an Employment Agreement on or before closing in a form substantially the same as attached hereto as Exhibit `B'.

      9.8 ACCOUNTING MATTERS. Prior to closing Company shall have a financial audit (if required) and shall convert its accounting books and records from the cash method to the accrual method of accounting.

                                    ARTICLE X

                       ACTIONS BY STOCKHOLDER, THE COMPANY
                  AND ACQUIRING CORPORATION AFTER THE CLOSING

      10.1 FURTHER ASSURANCES. On and after the Closing Date, Stockholder, the Company and Acquiring Corporation will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.


                                   ARTICLE XI

                                 INDEMNIFICATION

      11.1 SURVIVAL OF REPRESENTATIONS, ETC. All statements contained in the Disclosure Schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Stockholder, the Company and Acquiring Corporation contained herein shall survive the Closing Date until the 24th day of June, 2002, without regard to any investigation made by any of the parties hereto; provided, however, that such representations and warranties shall survive as to any claim or demand made prior to the 24th day of June, 2002 until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction.

      11.2 INDEMNIFICATION. To the extent of the value of 300,000 shares of Acquiring Corporation's stock in the first year of this Agreement, 150,000 shares of Acquiring Corporation's stock in the second year of this Agreement and 60,000 shares of Acquiring Corporation's stock there after until the 24th day of June, 2002, Stockholder shall indemnify Acquiring Corporation against, and hold Acquiring Corporation harmless from, any damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorneys' fees (collectively "Damages"), that exceed the sum of $ 25,000.00, arising out of the breach of any warranty, representation, covenant or agreement of Stockholder contained in this Agreement. Stockholder shall pledge the stock he acquired in Acquiring Corporation to secure this indemnification and the stock issued to Stockholder shall be the sole source of funds for the indemnification. The Acquiring Corporation shall indemnify and hold Stockholder harmless from any Damages arising out of the breach of any warranty, representation, covenant or agreement of Acquiring Corporation contained in this Agreement. The Company shall indemnify and hold Acquiring Corporation harmless from any Damages arising out of the breach of any warranty, representation, covenant or agreement of Company contained in this Agreement. The term "Damages" as used in Article XI is not limited to matters asserted by third parties against Stockholder, the Company or Acquiring Corporation, but includes Damages incurred or sustained by the Company, Stockholder or Acquiring Corporation in the absence of third party claims. No claims for indemnification by Acquiring Corporation or Stockholder may be made or instituted after two years following the effective date of this Agreement, except for any claim for indemnification of Acquiring Corporation for damages arising out of any claims or causes of action asserted by BRUCE KENNEDY which shall continue until the 24th day of June, 2002. All claims for indemnification made prior to the end of the two year period shall continue until a final determination is made in regard to the validity of the indemnification claim by either settlement, arbitration or litigation. The security securing the indemnification shall remain as security until a final determination is made in regard to any outstanding claim notwithstanding the fact that two or more years may have elapsed from the effective date of this Agreement.

      11.3 INDEMNIFICATION PROCEDURES. Upon Acquiring Corporation becoming aware of a fact, condition or event which constitutes a breach of any of the representations, warranties, covenants or agreements of Stockholder or the Company contained herein or a products liability claim, if a claim for Damages in respect thereof is to be made against Stockholder under this Article XI, Acquiring Corporation will with reasonable promptness notify Stockholder or the Company, as the case may be, in writing of such fact, condition or event. If such fact, condition or event is the assertion of a claim by a third party, Stockholder or the Company, as the case may be, will be entitled to participate in or take charge of the defense against such claim, provided that Stockholder or the Company, as the case may be, and its counsel, shall proceed with diligence and in good faith with respect thereto.


      11.4 NO RIGHT OF CONTRIBUTION. After the Closing, the Company shall have no liability to indemnify the Stockholder on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Company; and Stockholder shall have no right of contribution against the Company. In addition to any other remedy which may be available at law or in equity, Acquiring Corporation or the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security.

                                   ARTICLE XII

                                 SECURITIES LAWS

      12.1 ACQUISITION FOR INVESTMENT. Acquiring Corporation and Stockholder hereby acknowledge that the shares of Stock to be purchased pursuant to the terms of this Agreement shall be acquired in good faith for investment for its own account and not with a view to a distribution or resale of any of such Stock, and shall not for a period of two (2) years after closing transfer, sell, exchange or encumber the same except as provided for herein.

                                  ARTICLE XIII

                         STOCKHOLDER'S OPTION TO RESELL
                            TO ACQUIRING CORPORATION

      13.1 SALE OPTION OF STOCKHOLDER. Stockholder for a period of one year following the closing of the transaction shall be entitled to require Acquiring Corporation to repurchase all or any portion of his 300,000 shares of common voting stock in the Acquiring Corporation for cash consideration of One Dollar ($1.00) per share. Stockholder shall exercise this option by written notification, in accordance with Article 14.3 herein, to

Acquiring Corporation. The written notification shall state the number of shares Acquiring Corporation shall be required to repurchase and the date and time, which time and date shall be at least ten (10) days from the date of the notice, when the transaction shall occur.

                                   ARTICLE XIV

                                  MISCELLANEOUS

      14.1 TERMINATION. This Agreement may be terminated as follows:

        (a) This Agreement may be terminated and the transactions contemplated hereby abandoned by any party if the conditions set forth in Articles VIII and IX have not been satisfied on or before March 30, 1998 (unless waived by the party entitled to the benefit thereof), without liability of any party hereto; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of any party to have performed its obligations hereunder, or
(ii) any knowing misrepresentation made by any party of any matter set forth herein.

         (b) This agreement may be terminated by Acquiring Corporation in its sole discretion at any time between March 25, 1998 and closing should:

                  1. After completion of a complete financial audit of the Company, Acquiring Company shall determine in its sole discretion that it does not desire to complete the closing of the transaction.

                  2. After completion of a legal audit of the Company, Acquiring Company shall determine in its sole discretion that it does not desire to complete the closing of the transaction.

      14.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Stockholder without the prior written consent of Acquiring Corporation, or by Acquiring Corporation without the prior written consent of Stockholder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

      14.3 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

      If to Stockholders:           16621 West Hardy Road
                                    Houston, Texas  77060


      If to Company:                16621 West Hardy Road
                                    Houston, Texas  77060

      If to Acquiring Corporation:  600 Century Plaza Drive
                                    Building 140
                                    Houston, Texas  77073

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

      14.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Texas except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

      14.5 ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      14.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      14.8 HEADINGS. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      14.9 EXPENSES. Company, Stockholder and Acquiring Corporation will each be liable for their own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, except for the fees incurred in the financial audit of Company and conversion of Company from the cash to the accrual method of accounting. The fees for such audit and conversion shall be split equally between Acquiring Corporation and the Stockholder.

      14.10 PUBLICITY. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing Date.

      14.11 CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 14.10. Neither Stockholder nor Acquiring Corporation shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants and affiliates in connection with the transactions contemplated hereby. Stockholder, at a time and in a manner which he reasonably determines and after prior notice to and consultation with Acquiring Corporation, may notify employees, unions and bargaining agents of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, to be effective as of the day and year first above written.

              INDUSTRIAL DATA SYSTEMS, CORP.


              /s/WILLIAM A. COSKEY

              By: WILLIAM A. COSKEY, PRESIDENT



              CONSTANT POWER MANUFACTURING  INCORPORATED


              /s/JACK RIPLEY
              BY: JACK RIPLEY, PRESIDENT



              /s/JACK RIPLEY
              JOHN L. "JACK" RIPLEY